FOR IMMEDIATE RELEASE

JMAR AWARDED PHASE II SBIR CONTRACT BY U.S. ARMY

– CONTRACT TO SUPPORT CONTINUED DEVELOPMENT OF LASER-BASED, REMOTE DETECTION OF IMPROVISED
EXPLOSIVE DEVICES (IEDs) –

SAN DIEGO, California (September 11, 2006) – JMAR Technologies, Inc. (NASDAQ: JMAR), a leading innovator in the development of laser-based technology and x-ray processes for imaging, analysis and fabrication at the nanoscale, has received an award for $711,000, including a $210,000 option, in Phase II funding from the U.S. Army’s Small Business Innovation Research (SBIR) Program. This award supports the continued development of JMAR’s compact laser system used for real-time spectrochemical hazard analysis in the field. Under the Phase II contract, JMAR will design and build two prototypes to demonstrate both man-portable and vehicle-mounted systems. Work under this contract is expected to be completed in 2007.

Leveraging JMAR’s proprietary BriteLight™ technology, the new laser system will be designed specifically for adjustable, double-pulse mode operation to support laser-induced breakdown spectroscopy (LIBS). LIBS techniques are well suited to field analysis since only the laser beam must reach the sample, allowing safe, remote monitoring of hazardous materials situated in difficult to reach locations.

“This award continues and expands mission critical support of the U.S. Army by adapting our modular BriteLight laser to handle remote, non-contact detection of hazardous materials,” commented C. Neil Beer, President and CEO of JMAR. “This use of JMAR technology by the military will potentially lead to several commercial, security-related applications.”

About SBIR
The Small Business Innovation Research (SBIR) Program is a highly competitive three-phase award system which provides qualified small business concerns with opportunities to propose innovative ideas that meet the specific research and development needs of the Federal Government.

Phase I is the startup phase. Awards of up to $100,000 for approximately 6 months support exploration of the technical merit or feasibility of an idea or technology. Phase II awards of up to $750,000, for as many as 2 years, expand Phase I results. During this time, the R&D work is performed and the developer evaluates commercialization potential. Only Phase I award winners are considered for Phase II. Phase III is the period during which Phase II innovation moves from the laboratory into the marketplace. No SBIR funds support this phase. The small business must find funding in the private sector or other non-SBIR federal agency funding.

About BriteLight™
JMAR’s BriteLight Modular Solid State Laser System provides a unique combination of high brightness, short pulse duration, and exceptional beam quality in a modular, compact design. The product also offers research scientists and manufacturing engineers a versatile laser source that can be used for a multitude of applications, including spectrochemical analysis, nanotech scale fabrication, microscopy and soft x-ray source generation.

About JMAR
JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with commercial applications in rapidly growing industries, while continuing to carry out research and development for the U.S. Government.

JMAR’s flagship product, BioSentry™, is a contamination warning system for waterborne microorganisms. BioSentry™ uses laser-based, multi-angle light scattering technology to provide continuous, on-line, real-time monitoring for harmful microorganisms. BioSentry™ is targeted toward a number of applications across multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities.

JMAR’s pursuit of leading edge products also targets nanotechnology, bioscience and the semiconductor industries with its BriteLight™ laser, a stand-alone product as well as the x-ray light source in nanolithography systems; the X-ray Microscope for 3D visualization of single cells and polymers; and the X-ray NanoProbe for enabling nano-scale interaction, analysis and materials modification. In addition, JMAR employs key strategic alliances for the production of a hazardous materials chemical sensor, and the prototyping and production of a nanoparticle ultra-thin coating system.

Contact Information:

JMAR Technologies, Inc.

Dennis Valentine Chief Financial Officer Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.